EXHIBIT 99
AT THE COMPANY
Donald Hildebrand / Jennifer Nelms
(404) 727-0971 / info@geovax.com
FOR IMMEDIATE RELEASE
GeoVax Further Strengthens Management Team
ATLANTA, Ga., 24 March 2008 — GeoVax Labs, Inc. (OTC BB: GOVX), www.geovax.com, an Atlanta based AIDS vaccine development company is very pleased to announce the addition of Dr. Robert McNally as President and CEO effective 01 April 2008. Current President/CEO and company co-founder Don Hildebrand remains as Chairman of the GeoVax Board of Directors and will continue to be heavily involved in company development, growth and expansion plans in the AIDS vaccine arena.
“Dr. McNally is joining our team to provide additional expertise to guide our AIDS vaccine development into advanced Phase 2a human clinical trials which are being planned for mid 2008. His strong bio-technical, research and managerial experience at all corporate levels provides GeoVax with the depth of expertise required to move efficiently forward at an accelerated pace,” stated Don Hildebrand, GeoVax Chairman/President/CEO.
Dr. Harriet Robinson, GeoVax co-founder and Senior Vice President of Research & Development stated, “It will be great having Dr. McNally on the team. He knows our company well, having served on our Board, and his technical and business expertise will be a very valuable asset moving forward.”
Dr. McNally has been a member of the GeoVax Board of Directors since 2006 and was previously a co-founder and CEO of Cell Dynamics LLC and Cell Design LLC companies specializing in GMP processing of human cells for pharmaceutical and therapeutic applications. Dr. McNally was also co-founder and Sr. Vice President of Clinical Research for CryoLife, Inc. a pioneering company in transplantable human tissues. He has had previous experience as European Regional Manager for Intermedics International, Inc. and European Marketing Manager for Pacesetter Systems-Europe, Ltd. in the UK. Dr. McNally serves as a member of the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology. He is an elected fellow of the American Institute for Medical and Biological Engineering, and is a past Chairman for the Georgia Biomedical Partnership, a trade association, and is recipient of the 2004 Biomedical Industry Growth Award for the State of Georgia. Dr. McNally has a Ph.D. and MSE in Bioengineering from University of Pennsylvania and an electrical engineering degree (B.E.E.) from Villanova University.
“Through my years of association with GeoVax, I have become a strong advocate of the technology developed by Dr. Robinson. During those startup years, Don Hildebrand provided the leadership necessary to create a strong team dedicated to the development of the vaccine and entry into clinical trials. I welcome this opportunity to join the team to oversee completion of the trials, and if successful, see worldwide distribution of this lifesaving vaccine,” stated Dr. McNally.
GeoVax is moving forward toward Phase 2 Human Trials.
GeoVax has completed 2 Phase 1 human trials evaluating its HIV/AIDS vaccines with excellent results and has 3 additional human trials currently underway. Due to promising results from these 5 trials GeoVax is pushing forward with plans for critically important and larger Phase 2 human trials.
GeoVax’s HIV/AIDS vaccine is believed to be only the 5th HIV/AIDS vaccine moving toward Phase 2a human trials conducted by the HVTN. It was approximately the 65th vaccine protocol evaluated in earlier stage Phase 1 trials.
“We are very pleased that our HIV/AIDS vaccine continues to demonstrate the promise of not only being safe but potentially effective at eliciting potentially protective immune responses in humans,” stated Dr Harriet Robinson, Senior Vice President, Research & Development, for GeoVax.

“GeoVax AIDS vaccines have passed the significant hurdles required to move into Phase 2 trials” stated GeoVax President, Don Hildebrand. Very few HIV/AIDS vaccines have reached this level of evaluation. The GeoVax AIDS vaccine technology and composition are significantly different than 2 other AIDS vaccines that recently had their human trials halted due to safety and effectiveness concerns. GeoVax is also planning additional non-human primate studies to evaluate its AIDS vaccines for effectiveness against very highly virulent (pathogenic) isolates of the AIDS virus which could possibly relate to how effective these vaccines might be in man.
*  *  *  *  *  *  *  *
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is covered by 20 issued or filed patent applications. GeoVax HIV/AIDS vaccines are designed to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1. GeoVax HIV/AIDS vaccines may be effective as therapeutics (treatment of people already infected with AIDS virus). Studies evaluating these vaccines in HIV/AIDS infected individuals are in the planning stage.
GeoVax’s core HIV/AIDS vaccine technologies were developed through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), Centers for Disease Control and Prevention (CDC) and the GeoVax team.
GeoVax HIV/AIDS vaccines are moving forward in human clinical trials administered by the HIV Vaccine Trials Network (HVTN]-Division of the National Institutes of Health, based in Seattle, Washington. Two (2) human trials have been successfully completed and three (3) human trials involving over 105 individuals are currently ongoing with excellent safety and positive anti-HIV-1 immune responses in the majority of vaccine recipients. GeoVax and the HVTN are currently preparing for very important Phase 2 human trials which are being planned for mid 2008. The HVTN, funded and supported by the National Institutes of Health (NIH), is the largest worldwide clinical trials program devoted to the development and testing of HIV/AIDS vaccines. Preclinical work enabling development of the clinical evaluation of GeoVax DNA and MVA vaccines was also funded and supported by the NIH National Institute of Allergy and Infectious Diseases (NIAID).
GeoVax DNA & MVA Genetically Engineered HIV/AIDS vaccines:
▪	DNA vaccine “primes” immune responses & MVA vaccine “boosts” immune responses against the AIDS virus

▪	Both express over 50% of AIDS virus components in vaccine recipients—Can not cause AIDS

▪	Protected 22 of 23 (96%) non-human primates against AIDS for over 3 1/2 years

▪	Are manufactured & tested under GMP/GLP — EMEA (EU) and FDA [USA] guidelines

▪	Satisfactorily completed 2 earlier HIV/AIDS vaccine Phase 1 human trials

▪	Currently have 3 ongoing Phase 1 Human Trials — 1 was initiated in 2006, 2 in summer 2007

▪	Have been demonstrated safe to date in human trials

▪	Demonstrate positive anti-HIV immune responses in majority of human vaccine recipients

▪	Are in planning for mid 2008 Phase 2 trials in based on positive results in Phase 1 trials
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.